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Exhibit 2.1

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

        This Amendment No. 1 to Agreement and Plan of Merger (this "Amendment") is entered into as of February 10, 2005 among Computer Network Technology Corporation, a Minnesota corporation ("Company"), McDATA Corporation, a Delaware corporation ("Parent"), and Condor Acquisition, Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and amends that certain Agreement and Plan of Merger dated as of January 17, 2005 among Company, Parent and Merger Subsidiary (the "Merger Agreement"). Company, Parent and Merger Subsidiary are referred to collectively herein as the "Parties" and individually as a "Party". Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

Recitals

        WHEREAS, pursuant to Section 11.03(a) of the Merger Agreement, the Parties desire to enter into this Amendment to amend certain provisions of the Merger Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

Agreement

        1.     Section 2.04(a) of the Merger Agreement. The Parties hereby agree that Section 2.04(a) of the Merger Agreement shall be amended and restated in its entirety as follows:

          "(a) At the Effective Time, Parent will assume the Company Equity Plans (as defined below) in accordance with the terms thereof. Except as provided in Section 2.04(b), at the Effective Time each of the then outstanding options to purchase shares of Company Stock under any Company Equity Plan (a "Company Stock Option"), whether or not exercisable or vested, shall be assumed by Parent and shall be converted into, and be deemed to constitute an option (an "Adjusted Option") to acquire, that number of shares of Parent Stock equal to (x) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio and (ii) the per share exercise price for shares of Parent Stock issuable upon exercise of each such Adjusted Option shall be equal to (1) the exercise price per share of Company Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (2) the Exchange Ratio, and rounding up to the nearest whole cent; provided that any fractional share of Parent Stock resulting from an aggregation of all the shares of a holder subject to Company Stock Options shall be rounded down to the nearest whole share; provided further that, for any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. The Adjusted Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Company Stock Options immediately prior to the Effective Time; provided that the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof."

        2.     Section 8.09 of the Merger Agreement. The Parties hereby agree that a new Section 8.09 shall be added to the Merger Agreement as follows:

          "Section 8.09.    Certain Actions Regarding Section 409A of the Code.

          Parent, Company, Merger Sub and, at and after the Effective Time, the Surviving Corporation, shall be authorized to take and do any commercially reasonable actions or things to interpret and administer this Agreement and Company's equity incentive plans in accordance with Code Section 409A and related guidance, provided that prior to the Effective Time, before taking any action under this Section 8.09, each party shall obtain the consent of the other party, such consent not to be unreasonably withheld."

        3.     Miscellaneous.

                a.    Merger Agreement. Except as amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect.

                b.    Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

*    *    *    *    *

        IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

COMPUTER NETWORK TECHNOLOGY CORPORATION
/s/ GREGORY T. BARNUM
By:	Gregory T. Barnum
Title:	Chief Financial Officer
McDATA CORPORATION
/s/ THOMAS O. MCGIMPSEY
By:	Thomas O. McGimpsey
Title:	Vice President
CONDOR ACQUSITION, INC.
/s/ THOMAS O. MCGIMPSEY
By:	Thomas O. McGimpsey
Title:	President

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AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER